ACME BRICK COMPANY 401(k) RETIREMENT AND SAVINGS PLAN

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-101662 on Form S-8 of Berkshire Hathaway Inc. of our report dated June 14, 2019, with respect to the statements of net assets available for benefits of the Acme Brick Company 401(k) Retirement and Savings Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplemental schedule of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018, annual report on Form 11-K of the Acme Brick Company 401(k) Retirement and Savings Plan for the year ended December 31, 2018.

\s\ Whitley Penn LLP

Fort Worth, Texas

June 14, 2019

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